                                  EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                       Twelve Months Ended   Three Months Ended
                                       Dec. 31    Dec. 31   Dec. 31    Dec. 31
                                        2004       2003      2004       2003
                                      --------   --------  --------   --------
                                   (Thousands of Dollars, except ratio amounts)
Income before income taxes            $199,779   $ 60,802  $ 84,821   $ 37,494
Share of undistributed losses from
  50%-or-less-owned affiliates,
  excluding affiliates with
  guaranteed debt                        5,462      4,827     1,599      1,995
Amortization of capitalized interest     1,352      2,702       341        591
Interest expense                        50,834     48,401    14,893     12,757
Interest portion of rental expense       1,866      1,513       963        588
                                      --------   --------  --------   --------
Earnings                              $259,293   $118,245  $102,617   $ 53,425
                                      ========   ========  ========   ========
Interest                              $ 51,375   $ 48,401  $ 15,076   $ 12,952
Interest portion of rental expense       1,866      1,513       963        588
Interest expense relating to
  guaranteed debt of 50%-or-less-
  owned affiliates                         106        464         -        106
                                      --------   --------  --------   --------
Fixed Charges                         $ 53,347  $ 50,378  $ 16,039   $ 13,646
                                      ========   ========  ========   ========
Ratio of Earnings to Fixed Charges        4.86       2.35      6.40       3.92
                                      ========   ========  ========   ========